Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 12, 2026 relating to the financial statements of Atlanticus Holdings Corporation and the effectiveness of Atlanticus Holdings Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Atlanticus Holdings Corporation for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

November 10, 2026